                                                                  EXECUTION COPY

================================================================================

                                CREDIT AGREEMENT

                                   dated as of

                                 April 25, 2003

                                      among

                                  METLIFE, INC.
                    METROPOLITAN LIFE INSURANCE COMPANY, and
                             METLIFE FUNDING, INC.,
                                  as Borrowers,

                            The LENDERS Party Hereto,

                                 CITIBANK, N.A.,
                               JPMORGAN CHASE BANK
                                       and
                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                              as Syndication Agents

                                       and

                                  BANK ONE, NA
                             as Administrative Agent

                             ---------------------

                                 $1,000,000,000

                             ---------------------

                         BANC ONE CAPITAL MARKETS, INC.,
                     as Sole Lead Arranger and Book Manager

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                                TABLE OF CONTENTS

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ARTICLE I  DEFINITIONS ..................................................................    1
     Section 1.1  Defined Terms .........................................................    1
     Section 1.2  Classification of Loans and Borrowings ................................   14
     Section 1.3  Terms Generally .......................................................   14
     Section 1.4  Accounting Terms; GAAP; SAP ...........................................   15

ARTICLE II  THE CREDITS .................................................................   15
     Section 2.1  Commitments ...........................................................   15
     Section 2.2  Loans and Borrowings ..................................................   15
     Section 2.3  Requests for Revolving Borrowings .....................................   16
     Section 2.4  Competitive Bid Procedure .............................................   17
     Section 2.5  Funding of Borrowings .................................................   19
     Section 2.6  Interest Elections ....................................................   20
     Section 2.7  Termination and Reduction of Commitments ..............................   21
     Section 2.8  Repayment of Loans; Evidence of Debt ..................................   22
     Section 2.9  Prepayment of Loans ...................................................   23
     Section 2.10  Fees .................................................................   23
     Section 2.11  Interest .............................................................   24
     Section 2.12  Alternate Rate of Interest ...........................................   25
     Section 2.13  Increased Costs ......................................................   25
     Section 2.14  Break Funding Payments ...............................................   27
     Section 2.15  Taxes ................................................................   27
     Section 2.16  Payments Generally; Pro Rata Treatment; Sharing of Set-offs ..........   30
     Section 2.17  Mitigation Obligations; Replacement of Lenders .......................   31

ARTICLE III  REPRESENTATIONS AND WARRANTIES .............................................   32
     Section 3.1  Organization; Powers ..................................................   32
     Section 3.2  Authorization; Enforceability .........................................   32
     Section 3.3  Governmental Approvals; No Conflicts ..................................   33
     Section 3.4  Financial Condition; No Material Adverse Change .......................   33
     Section 3.5  Properties ............................................................   33
     Section 3.6  Litigation and Environmental Matters ..................................   34
     Section 3.7  Compliance with Laws and Agreements ...................................   34
     Section 3.8  Investment and Holding Company Status .................................   34
     Section 3.9  Taxes .................................................................   34
     Section 3.10  ERISA ................................................................   35
     Section 3.11  Disclosure ...........................................................   35
     Section 3.12  Margin Stock .........................................................   35

ARTICLE IV  CONDITIONS ..................................................................   35
     Section 4.1  Effective Date ........................................................   35
     Section 4.2  Each Credit Event .....................................................   36

ARTICLE V  AFFIRMATIVE COVENANTS ........................................................   37
     Section 5.1  Financial Statements and Other Information ............................   37
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                                TABLE OF CONTENTS
                                   (Continued)

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     Section 5.2  Notices of Defaults ...................................................   38
     Section 5.3  Existence; Conduct of Business ........................................   38
     Section 5.4  Payment of Obligations ................................................   38
     Section 5.5  Maintenance of Properties; Insurance ..................................   38
     Section 5.6  Books and Records; Inspection Rights ..................................   38
     Section 5.7  Compliance with Laws ..................................................   39
     Section 5.8  Use of Proceeds .......................................................   39
     Section 5.9  Support Agreement .....................................................   39

ARTICLE VI  NEGATIVE COVENANTS ..........................................................   39
     Section 6.1  Liens .................................................................   39
     Section 6.2  Fundamental Changes ...................................................   40
     Section 6.3  Transactions with Affiliates ..........................................   41
     Section 6.4  Adjusted Statutory Surplus ............................................   41
     Section 6.5  Consolidated Net Worth ................................................   41

ARTICLE VII  EVENTS OF DEFAULT ..........................................................   41

ARTICLE VIII  THE ADMINISTRATIVE AGENT ..................................................   44
     Section 8.1  Appointment; Nature of Relationship ...................................   44
     Section 8.2  Powers ................................................................   44
     Section 8.3  General Immunity ......................................................   44
     Section 8.4  No Responsibility for Loans, Recitals, etc ............................   44
     Section 8.5  Action on Instructions of Lenders .....................................   45
     Section 8.6  Employment of Administrative Agents and Counsel .......................   45
     Section 8.7  Reliance on Documents; Counsel ........................................   45
     Section 8.8  Administrative Agent's Reimbursement and Indemnification ..............   45
     Section 8.9  Notice of Default .....................................................   46
     Section 8.10  Rights as a Lender ...................................................   46
     Section 8.11  Lender Credit Decision ...............................................   46
     Section 8.12  Successor Administrative Agent .......................................   46
     Section 8.13  Administrative Agent and Arranger Fees ...............................   47
     Section 8.14  Delegation to Affiliates .............................................   47
     Section 8.15  Syndication Agents, Senior Managing Agents, Managing Agents, etc......   47

ARTICLE IX  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS ...........................   48
     Section 9.1  Successors and Assigns ................................................   48
     Section 9.2  Participations ........................................................   48
     Section 9.3  Assignments ...........................................................   49
     Section 9.4  Dissemination of Information ..........................................   51
     Section 9.5  Tax Treatment .........................................................   51

ARTICLE X  MISCELLANEOUS ................................................................   51
     Section 10.1  Notices ..............................................................   51
     Section 10.2  Waivers; Amendments ..................................................   51
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                                TABLE OF CONTENTS
                                   (Continued)

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     Section 10.3 Expenses; Indemnity: Damage; Waiver ...................................   52
     Section 10.4 Survival ..............................................................   53
     Section 10.5 Counterparts; Integration; Effectiveness ..............................   53
     Section 10.6 Severability ..........................................................   54
     Section 10.7 Right of Setoff .......................................................   54
     Section 10.8 Governing Law; Jurisdiction; Consent to Service of Process ............   54
     Section 10.9 WAIVER OF JURY TRIAL ..................................................   55
     Section 10.10 Headings .............................................................   55
     Section 10.11 Confidentiality ......................................................   55
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                                TABLE OF CONTENTS
                                   (Continued)

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SCHEDULES:

Schedule 2.1  - Commitments
Schedule 2.10 - Pricing Schedule
Schedule 3.6  - Disclosed Matters

EXHIBITS:

Exhibit A - Form of Assignment and Acceptance
Exhibit B - Form of Opinion of Counsel to the Borrowers
Exhibit C - Form of Promissory Note
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                                     - iv -

                                CREDIT AGREEMENT

         This CREDIT AGREEMENT dated as of April 25, 2003, is among METLIFE, INC. ("MetLife"), METROPOLITAN LIFE INSURANCE COMPANY (the "Company") and METLIFE FUNDING, INC. ("Funding" and together with the Company and MetLife, the "Borrowers"), the LENDERS party hereto, and BANK ONE, NA, as Administrative Agent.

                                    RECITALS:

         A. The Borrowers have requested the Lenders to make financial accommodations to them in the aggregate principal amount of $1,000,000,000; and

         B. The Lenders are willing to extend such financial accommodations on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders and the Administrative Agent hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

         "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

         "Adjusted Statutory Surplus" means, at any time, the sum of (i) surplus (calculated in accordance with the Statutory Statements), plus (ii) asset valuation reserve (calculated in accordance with the Statutory Statements).

         "Administrative Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article VIII, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article VIII.

         "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

         "Administrative Agent-Related Persons" means the Administrative Agent and any successor agent arising under Article VIII, together with their respective Affiliates (including, in the case of Bank One, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

         "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

         "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of (i) the Federal Funds Effective Rate for such day plus (ii) 1/2% per annum.

         "Applicable Facility Fee Rate" means, at any time, the percentage rate per annum at which Facility Fees are accruing on the Aggregate Commitment (without regard to usage) or the total Revolving Credit Exposures, as applicable, at such time as set forth in the Pricing Schedule.

         "Applicable Insurance Regulatory Authority" means the insurance department or similar insurance regulatory or administrative authority or agency of the jurisdiction in which the Company is domiciled.

         "Applicable Margin" means, with respect to Eurodollar Revolving Loans at any time, the percentage rate per annum which is applicable at such time with respect to such Loans as set forth in the Pricing Schedule.

         "Applicable Percentage" means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

         "Applicable Rate" means the rate determined in accordance with Schedule 2.10.

         "Applicable Term Out Premium Rate" means, at any time, the percentage rate per annum which is applicable at such time with respect to Loans as set forth in the Pricing Schedule.

         "Applicable Utilization Fee Rate" means, at any time, the percentage rate per annum at which Utilization Fees are accruing as set forth in the Pricing Schedule.

         "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

         "Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as sole Lead Arranger and Bank Manager.

         "Asset Securitization" means a public or private transfer of installment receivables, credit card receivables, lease receivables, mortgage loan receivables, policyholder loan receivables or any other type of secured or unsecured financial assets, which transfer is recorded as a sale according to GAAP as of the date of such transfer.

         "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.3.2), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

         "Availability Period" means the period from and including the Effective Date to but excluding the earlier of (a) the Termination Date and (b) the Maturity Date.

         "Bank One" means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

         "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

         "Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect.

         "Borrowing Request" means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.3.

         "Business Day" means (a) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

         "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

         "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of MetLife, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of MetLife by Persons who were neither (i) nominated by the board of directors of MetLife nor (ii) appointed by directors so nominated, (c) the failure of the Company to be a Wholly-Owned Subsidiary of MetLife, or

(d) except as provided in the proviso to Section 6.2(a), the failure of Funding to be a Wholly-Owned Subsidiary of MetLife.

         "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

         "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Competitive Loans.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to
Section 2.7, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.3. The initial amount of each Lender's Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $1,000,000,000.

         "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.4.

         "Competitive Bid Margin" means the margin above or below the applicable Eurodollar Base Rate (adjusted for reserve costs, if applicable) offered for a Eurodollar Competitive Borrowing, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added to or subtracted from such Eurodollar Base Rate.

         "Competitive Bid Rate" means, with respect to any Competitive Bid, the Competitive Bid Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

         "Competitive Bid Request" means a request by a Borrower for Competitive Bids in accordance with Section 2.4.

         "Competitive Loan" means a Loan made pursuant to Section 2.4.

         "Consolidated Net Worth" means the consolidated stockholders' equity, determined in accordance with GAAP, of MetLife and its Consolidated Subsidiaries.

         "Consolidated Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

         "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

         "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.

         "dollars" or "$" refers to lawful money of the United States of America.

         "Effective Date" means the date on which the conditions specified in
Section 4.1 are satisfied (or waived in accordance with Section 10.2).

         "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of MetLife or any of its Material Subsidiaries directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with MetLife, is treated as a single employer under
Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

         "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived and other than an event which is based on a certain level of unfunded vested benefits, or the requirement to pay variable PBGC premiums, provided that the amount of unfunded vested benefits, when determined on a FAS87 basis, do not exceed $50,000,000);
(b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or
Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by MetLife or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by MetLife or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by MetLife or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by MetLife or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from MetLife or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

         "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate (or, in the case of a Competitive Loan, the Eurodollar Bid Rate).

         "Eurodollar Base Rate" means, with respect to a Eurodollar Borrowing to a Borrower for the relevant Eurodollar Interest Period, the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, and having a maturity equal to such Eurodollar Interest Period, provided that, if no such British Bankers' Association LIBOR rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Eurodollar Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of Bank One's relevant Eurodollar Revolving Loan, or, in the case of a Eurodollar Competitive Borrowing, the amount of the Eurodollar Competitive Loan requested by such Borrower, and having a maturity equal to such Eurodollar Interest Period.

         "Eurodollar Bid Rate" means, with respect to a Eurodollar Competitive Borrowing made by a given Lender for the relevant Eurodollar Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Competitive Bid Margin offered by such Lender and accepted by the Requesting Borrower.

         "Eurodollar Interest Period" means, with respect to a Eurodollar Borrowing, a period of one, two, three or six months commencing on a Business Day selected by a Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter; provided, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

         "Eurodollar Rate" means, with respect to a Eurodollar Revolving Borrowing for the relevant Eurodollar Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (b) the Applicable Margin, plus (c) from and after the Termination Date, the Applicable Term Out Premium Rate.

         "Event of Default" has the meaning assigned to such term in Article
VII.

         "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income, franchise or similar taxes, in each case, imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or, in the case of a jurisdiction (or any political subdivision thereof) that imposes taxes on the basis of management or control or other concept or principle of residence, the jurisdiction (or any political subdivision thereof) in which such recipient is so resident, (b) Taxes imposed by reason of any present or former connection between such Person and the jurisdiction (or any political subdivision thereof) imposing such Taxes, other than as a result of the execution and delivery of this Agreement, the making of any Loans hereunder or the performance of any action provided for hereunder, (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (d) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 2.17(b)), any withholding tax that (i) is imposed on amounts payable to a Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (ii) is attributable to such Lender's failure to comply with Section 2.15(e).

         "Facility Fee" has the meaning set forth in Section 2.10(a).

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

         "Fee Letter" has the meaning set forth in Section 2.10(c).

         "Financial Officer" means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of MetLife or, in the case of Section 4.1(d), any Borrower.

         "Fixed Rate" means, with respect to a Competitive Loan (other than a Eurodollar Competitive Loan) made by a given Lender for the relevant Fixed Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Lender and accepted by the requesting Borrower pursuant to
Section 2.4.

         "Fixed Rate Interest Period" means, with respect to any Fixed Rate Competitive Loan, a period of not less than seven and not more than 180 days commencing on a Business Day selected by the Requesting Borrower pursuant to this Agreement. If such Fixed Rate Interest Period would end on a day which is not a Business Day, such Fixed Rate Interest Period shall end on the next succeeding Business Day.

         "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed Rate.

         "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

         "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         "Funding" means MetLife Funding, Inc., a Delaware corporation.

         "GAAP" means generally accepted accounting principles in the United States of America.

         "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

         "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

         "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, and
(k) all Surplus Relief Reinsurance ceded by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

         "Indemnified Taxes" means Taxes other than Excluded Taxes.

         "Interest Election Request" means a request by any Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.6.

         "Interest Period" means a Eurodollar Interest Period or a Fixed Rate Interest Period.

         "Lenders" means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

         "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

         "Loan Documents" means this Agreement and any Notes issued pursuant to
Section 2.8(e).

         "Loans" means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

         "Margin Stock" means "margin stock" within the meaning of Regulations U and X.

         "Material Adverse Change" means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of MetLife and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or the rights and remedies of the Administrative Agent and the Lenders in respect of any Borrower hereunder.

         "Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of MetLife or any of its Material Subsidiaries in an aggregate principal amount exceeding $200,000,000 (or its equivalent in any other currency). For purposes of determining Material Indebtedness, the "principal amount" of the obligations of MetLife or any of its Material Subsidiaries in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that MetLife or such Material Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

         "Material Subsidiary" means, at any time, (i) Funding, (ii) the Company and (iii) each Subsidiary of MetLife that as of such time meets the definition of "significant subsidiary" contained as of the date hereof in Regulation S-X of the SEC.

         "Maturity Date" means (a) the one year anniversary of the Termination Date or (b) any earlier date on which (i) the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof (other than pursuant to Section 2.7(a)) or (ii) the Loans and other obligations of the Borrowers hereunder shall become due and payable.

         "MetLife" means MetLife, Inc., a Delaware corporation.

         "Moody's" means Moody's Investors Service, a subsidiary of Moody's Corporation, and its successors.

         "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "NAIC" means the National Association of Insurance Commissioners and any successor thereto.

         "Note" has the meaning set forth in Section 2.8(e).

         "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

         "Participant" has the meaning set forth in Section 9.2.1.

         "Payment Date" means (a) with respect to any ABR Loan, Facility Fee or Utilization Fee, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days' duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days' duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Payment Dates with respect to such Borrowing.

         "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

         "Permitted Encumbrances" means:

                  (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.4;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with
         Section 5.4;

                  (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

                  (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

                  (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which MetLife or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Pricing Schedule" means Schedule 2.10 hereto.

         "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

         "Purchasers" has the meaning set forth in Section 9.3.1.

         "Register" has the meaning set forth in Section 9.3.4.

         "Regulations D, U and X" means, respectively, Regulations D, U and X of the Board (or any successor), as the same may be modified and supplemented and in effect from time to time.

         "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

         "Requesting Borrower" means, with respect to a Revolving Borrowing or a Competitive Borrowing pursuant to Article II, the relevant Borrower requesting such a Borrowing.

         "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for all purposes after the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

         "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

         "Revolving Credit Exposure" means, with respect to any Lender at any time, the outstanding principal amount of such Lender's Revolving Loans.

         "Revolving Loan" means a Loan made pursuant to Section 2.3.

         "Revolving Loan Termination Balance" means the aggregate principal amount of Revolving Loans outstanding on the Termination Date after giving effect to any Revolving Loans made or repaid on such date.

         "SAP" means the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority or the NAIC.

         "S&P" means Standard & Poor's Credit Market Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

         "SEC" means the Securities and Exchange Commission or any governmental authority succeeding to its principal functions.

         "Securities Transactions" means (a) securities lending arrangements, and (b) repurchase and reverse repurchase arrangements with respect to securities and financial instruments.

         "Separate Accounts Assets" means, as at any date, the "Separate Accounts Assets" of the Company, determined in accordance with SAP, reported as such in the Statutory Statements of the Company.

         "Statutory Statement" means a statement of the condition and affairs of the Company, prepared in accordance with SAP, and filed with the Applicable Insurance Regulatory Authority.

         "Structured Transaction Liens" means Liens granted by the Company to
(A) a 99%-owned Subsidiary (the "Relevant Subsidiary") in connection with a structured private investment transaction entered into in September 1999, as the same may be amended from time to time (the "Structured Transaction"), where (i) in connection with such transaction, such Liens are assigned to a special purpose Subsidiary of the Company (the "SPV") in which the Company is the holder of all outstanding obligations (other than ordinary course administrative expenses and common equity interests) and (ii) the assets covered by such Liens consist solely of the rights of the Company against the SPV; and (B) the SPV in connection with the Structured Transaction which are subordinated to, and exercisable only after, the Liens described in the preceding clause (A) and which cover only the assets covered by the Liens described in said clause (A).

         "Subsidiary" means, with respect to any Person (the "parent") at any date, any Consolidated Subsidiary of the parent, as well as any other corporation, limited liability company, partnership, association or other entity
(a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         "Support Agreement" means the Support Agreement dated as of November 30, 1984 between the Company and Funding, as amended and restated effective as of that date on July 2, 1985.

         "Surplus Relief Reinsurance" means any transaction in which the Company or any Subsidiary of the Company cedes business under a reinsurance agreement that would be considered a "financing-type" reinsurance agreement as determined by the independent certified public accountants of the Company in accordance with principles published by the Financial

Accounting Standards Board or the Second Edition of the AICPA Audit Guide for Stock Life Insurance Companies (pp. 91-92), as the same may be revised from time to time.

         "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority including penalties, interest and additions to tax.

         "Termination Date" means April 23, 2004.

         "Transactions" means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans when made and the use of the proceeds thereof.

         "Transferee" has the meaning set forth in Section 9.4.

         "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the Eurodollar Bid Rate or a Fixed Rate.

         "Utilization Fee" has the meaning set forth in Section 2.10(b).

         "Wholly-Owned Subsidiary" of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or Controlled, directly or indirectly, by such Person or one of more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or Controlled.

         "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         Section 1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

         Section 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

         Section 1.4 Accounting Terms; GAAP; SAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or SAP, as the case may be, as in effect from time to time; provided that, if MetLife notifies the Administrative Agent that MetLife requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or SAP, as the case may be, or in the application thereof on the operation of such provision (or if the Administrative Agent notifies MetLife that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or SAP, as the case may be, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or SAP, as the case may be, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                   ARTICLE II

                                   THE CREDITS

         Section 2.1 Commitments. Subject to the terms and conditions set forth herein, each Lender severally and not jointly agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures of all Lenders plus the aggregate principal amount of all outstanding Competitive Loans exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, any Borrower or all Borrowers may borrow, prepay and reborrow Revolving Loans. The Commitments to lend hereunder shall expire on the Termination Date.

         Section 2.2       Loans and Borrowings.

                  (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section
         2.4. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and not joint, and no Lender shall be responsible for any other Lender's failure to make Loans as required. The obligations of the Borrowers to repay Loans shall be several, not joint.

                  (b) Subject to Section 2.12, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Requesting Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Requesting Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Requesting Borrower to repay such Loan in accordance with the terms of this Agreement.

                  (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided, that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Revolving Borrowings outstanding.

                  (d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

         Section 2.3 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Requesting Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Chicago time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Requesting Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with
Section 2.2:

                           (i) the name of the Requesting Borrower and aggregate amount of the requested Borrowing;

                           (ii) the date of such Borrowing, which shall be a Business Day;

                           (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

                           (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto (which may not end after the Maturity Date); and

                           (v) the location and number of the Requesting Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.5.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Requesting Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

         Section 2.4       Competitive Bid Procedure.

                  (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower or all Borrowers may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures of all Lenders plus the aggregate principal amount of all outstanding Competitive Loans at any time shall not exceed the Aggregate Commitment. To request Competitive Bids, the Requesting Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 9:00 a.m., Chicago time, one Business Day before the date of the proposed Borrowing; provided that the Borrowers may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Requesting Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.2:

                           (i) the name of the Borrower and aggregate amount of the requested Borrowing;

                           (ii) the date of such Borrowing, which shall be a Business Day;

                           (iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

                           (iv) the Interest Period to be applicable to such Borrowing (which may not end after the Termination Date); and

                           (v) the location and number of the Requesting Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.5.

                  Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

                  (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Requesting Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:00 a.m., Chicago time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:00 a.m., Chicago time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $10,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Requesting Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans, and (iii) the Interest Period applicable to each such Loan and the last day thereof.

                  (c) The Administrative Agent shall promptly notify the Requesting Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

                  (d) Subject only to the provisions of this paragraph, the Requesting Borrower may accept or reject any Competitive Bid. Such Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., Chicago time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of such Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) such Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, such Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made by such Borrower in consultation with the Administrative Agent pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; and provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the Requesting Borrower in consultation with the Administrative Agent. A notice given by the Requesting Borrower pursuant to this paragraph shall be irrevocable.

                  (e) The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

                  (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Requesting Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

         Section 2.5       Funding of Borrowings.

                  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Requesting Borrower by transferring the amounts so received on the proposed date of the Borrowing, in immediately available funds, to an account of such Borrower maintained with the Administrative Agent in Chicago or as designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request.

                  (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Requesting Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Requesting Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the

         Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of such Borrower, the interest rate applicable to the relevant Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

         Section 2.6       Interest Elections.

                  (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Requesting Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Requesting Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

                  (b) To make an election pursuant to this Section, the Requesting Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Requesting Borrower.

                  (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

                           (i) the name of the Borrower and Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                           (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                           (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                           (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election (which may not end after the Maturity Date).

         If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Requesting Borrower shall be deemed to have selected an Interest Period of one month's duration.

                  (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                  (e) If the Requesting Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Requesting Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

         Section 2.7       Termination and Reduction of Commitments.

                  (a) Unless previously terminated, the Commitments shall terminate on the Termination Date.

                  (b) Upon the occurrence of a Change in Control, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrowers, terminate the Commitments and thereupon the Commitments shall terminate immediately.

                  (c) The Borrowers may at any time terminate, or from time to time reduce, the Aggregate Commitment; provided that (i) each reduction of the Aggregate Commitment shall be in an amount that is an integral multiple of $10,000,000 and (ii) the Borrowers shall not terminate or reduce the Aggregate Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.9, the sum of the Revolving Credit Exposures of all Lenders plus the aggregate principal amount of all outstanding Competitive Loans would exceed the Aggregate Commitment.

                  (d) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitment under paragraph (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Aggregate Commitment delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Commitment shall be permanent. Each reduction of the Aggregate Commitment shall be made ratably among the Lenders in accordance with their respective Commitments. All accrued Facility Fees and Utilization Fees shall be payable on the effective date of the termination of the obligations of the Lenders to make Loans hereunder.

         Section 2.8       Repayment of Loans; Evidence of Debt.

                  (a)      Each Borrower hereby unconditionally promises to pay
         (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower hereunder on the Termination Date, and (ii) to the Administrative Agent for account of each Lender the then unpaid principal amount of each Competitive Loan made to such Borrower on the last day of the Interest Period applicable to such Loan; provided, that upon the written request of the Borrowers delivered to the Administrative Agent at least ten
         (10) Business Days prior to the Termination Date and so long as no Default has occurred and is continuing on the Termination Date, the Revolving Loan Termination Balance shall be converted to a term loan which shall be due and payable on the Maturity Date.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (c) The Administrative Agent shall maintain accounts in which it shall record (i) the name of the Borrower and amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent from any Borrower hereunder for the account of the Lenders and each Lender's share thereof.

                  (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay its Loans in accordance with the terms of this Agreement.

                  (e) Any Lender may request that Loans made by it be evidenced by promissory notes substantially in the form of Exhibit C (each, a "Note"). In such event, each Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Article IX) be represented by one or more Notes in such form payable to the payee named therein (or to its registered assigns).

         Section 2.9       Prepayment of Loans.

                  (a) Each Borrower shall have the right at any time and from time to time to prepay without penalty (except as may be provided in Section 2.14) any Borrowing of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that no Borrower shall have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

                  (b) The Borrowers shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 10:00 a.m., Chicago time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the name of the Borrower, the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Aggregate Commitment as contemplated by Section 2.7, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with
         Section 2.7. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

                  (c) Upon the occurrence of a Change in Control, each Borrower agrees that if requested by the Administrative Agent (acting at the request of the Required Lenders) such Borrower will promptly prepay each Loan, together with accrued interest.

         Section 2.10      Fees.

                  (a) Facility Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender a facility fee (the "Facility Fee") as follows: (i) from the Effective Date to but not including the Termination Date, the Borrowers agree to pay a Facility Fee at a per annum rate equal to the Applicable Facility Fee Rate on each Lender's Commitment, regardless of usage; and (ii) from and after the Termination Date, the Borrowers agree to pay a Facility Fee at a per annum rate equal to the Applicable Facility Fee Rate on each Lender's Revolving Credit Exposure. The Facility Fee shall be based on the Level Status (as defined in the Pricing Schedule) of the Borrower which has the lowest Level Status of all Borrowers. The Facility Fee is payable quarterly in arrears on each Payment Date hereafter, on the Termination Date and on the Maturity Date.

                  (b) Utilization Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a utilization fee (the "Utilization Fee") as follows: (i) for each day from the Effective Date to but not including the Termination Date on which the aggregate principal amount of all outstanding Loans (including both Revolving Loans and Competitive Loans) to all Borrowers exceeds 50% of the Aggregate Commitment, each Borrower agrees to pay a Utilization Fee based on each Lender's outstanding Loans at a per annum rate equal to the Applicable Utilization Fee Rate on the average daily amount of all outstanding Loans to such Borrower and (ii) on and after the Termination Date, each Borrower agrees to pay a Utilization Fee based on each Lender's outstanding Loans at a rate per annum equal to the Applicable Utilization Fee Rate on the average daily amount of all outstanding Loans to such Borrower. The Utilization Fee is payable quarterly in arrears on each Payment Date hereafter, on the Termination Date and on the Maturity Date.

                  (c) Competitive Bid Fee. Each Borrower agrees to pay to the Administrative Agent for its own account a fee for each Competitive Bid Request submitted by such Borrower under Section 2.4 in an amount agreed to in the fee letter dated March 31, 2003 (the "Fee Letter").

                  (d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of the Utilization Fee and the Facility Fee, to the Lenders. Fees paid shall not be refundable under any circumstances.

         Section 2.11      Interest.

                  (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate. Changes in the rate of interest on any ABR Borrowing will take effect simultaneously with each change in the Alternate Base Rate.

                  (b) The Loans comprising each Eurodollar Borrowing shall bear interest at (i) in the case of a Eurodollar Revolving Loan, the Eurodollar Rate for the Interest Period in effect for such Borrowing, or (ii) in the case of a Eurodollar Competitive Loan, the Eurodollar Bid Rate for the Interest Period in effect for such Borrowing.

                  (c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

                  (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

                  (e) Accrued interest on each Loan shall be payable in arrears on each Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the

         Commitments; provided that (i) interest accrued pursuant to paragraph
         (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

                  (f) All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Eurodollar Rate, Eurodollar Bid Rate or Eurodollar Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

         Section 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

                  (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, the Eurodollar Base Rate or the Eurodollar Bid Rate, as applicable, for such Interest Period; or

                  (b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the Eurodollar Rate, the Eurodollar Base Rate or the Eurodollar Bid Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the relevant Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the relevant Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by such Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowing, then the other Type of Borrowing shall be permitted.

         Section 2.13      Increased Costs.

                  (a)      If any Change in Law shall:

                           (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate); or

                           (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender;

         and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the relevant Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

                  (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time each Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company, as the case may be, for any such reduction suffered.

                  (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the relevant Borrower(s) and shall be conclusive absent manifest error. Such Borrower(s) shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

                  (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the relevant Borrower(s) of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

                  (e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

         Section 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including, without limitation, as a result of a mandatory prepayment under Section 2.9(c) or an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.9(b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by any Borrower pursuant to Section 2.17, then, in any such event, the relevant Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over
(ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the relevant Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

         Section 2.15      Taxes.

                  (a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                  (b) In addition, each Borrower shall pay any Other Taxes not paid pursuant to Section 2.15(a)(iii) to the relevant Governmental Authority in accordance with applicable law.

                  (c) Each Borrower shall indemnify the Administrative Agent and each Lender within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that such Borrower shall not be obligated to make a payment pursuant to this
         Section 2.15 in respect of penalties, interest and additions to tax attributable to any Indemnified Taxes or Other Taxes, if (i) such penalties, interest and additions to tax are attributable to the failure of the Administrative Agent or such Lender, as the case may be, to pay amounts paid to the Administrative Agent or such Lender by such Borrower (for Indemnified Taxes or Other Taxes) to the relevant Governmental Authority within thirty (30) days after receipt of such payment from such Borrower or (ii) such penalties, interest and additions to tax are attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender, as the case may be. Within 180 days after the Administrative Agent or such Lender learns of the imposition of Indemnified Taxes or Other Taxes, such Person shall give notice to the relevant Borrower of the payment by the Administrative Agent or such Lender, as the case may be, of such Indemnified Taxes or Other Taxes, and of the assertion by any Governmental Authority that such Indemnified Taxes or Other Taxes are due and payable, but the failure to give such notice shall not affect such Borrower's obligations hereunder to reimburse the Administrative Agent and such Lender for such Indemnified Taxes or Other Taxes, except that such Borrower shall not be liable for penalties, interest and other liabilities accrued or incurred after such 180 day period until such time as it receives the notice contemplated above, after which time it shall be liable for penalties, interest and other liabilities accrued or incurred prior to or during such 180 day period and accrued or incurred after such receipt. Such Borrower shall not be liable for any penalties, interest and other liabilities with respect to such Indemnified Taxes or Other Taxes to the extent it has reimbursed the amount thereof to the Administrative Agent or such Lender, as the case may be. A certificate as to the amount of such payment or liability delivered to the relevant Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

                  (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the relevant Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                  (e) Each Foreign Lender, before it signs and delivers this Agreement if listed on the signature pages hereof, and before it becomes a Lender in the case of each other Foreign Lender, shall provide such Borrower and the Administrative Agent either (i) two accurate, complete and signed copies of either (x) U.S. Internal Revenue Service Form

         W-8ECI or any successor form, or (y) U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8IMY, or any successor form, in each case, indicating that such Lender is on the date of delivery thereof entitled to receive payments of interest hereunder free from, or subject to a reduced rate of withholding of United States Federal income tax or (ii) in the case of such a Lender that is entitled to claim exemption from withholding of United States Federal income tax under Section 871(h) or Section 881(c) of the Code with respect to payments of "portfolio interest", (x) a certificate to the effect that such Lender is (A) not a "bank" within the meaning of
         Section 881(c)(3)(A) of the Code, (B) not a "10 percent shareholder" of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and
         (C) not a controlled foreign corporation related to any Borrower within the meaning of Section 881(c)(3)(C) of the Code and (y) two accurate, complete and signed copies of U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-81MY, or any successor Form. To the extent permitted by applicable law, from time to time thereafter, at the request of any Borrower, each Foreign Lender shall deliver renewals or additional copies of such forms (or successor forms) on or before the date that such form expires or becomes obsolete. Upon the written request of a Borrower to the Administrative Agent and any Lender which is not a Foreign Lender, such Lender shall provide such Borrower and the Administrative Agent with two accurate, complete and signed copies of the U.S. Internal Revenue Service Form W-9.

                  (f) If the U.S. Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this paragraph (f), together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this paragraph (f) shall survive the payment of the Loans and termination of this Agreement.

                  (g) If the Administrative Agent or any Lender determines, in its good faith judgment, that it has actually received or realized any refund of tax or any reduction of its tax liabilities or otherwise recovered any amount in connection with any deduction or withholding or payment of any additional amount by any Borrower pursuant to Section 2.13(a) or this Section 2.15, such Person shall reimburse such Borrower in an amount equal to the net benefit, after tax, and net of all expenses incurred by such Person in connection with such refund, reduction or recovery; provided, that nothing in this paragraph (g) shall require any Person to make available its tax returns (or any other information relating to its taxes which it deems to be confidential). Each Borrower shall return such amount to the applicable Person in the event that such Person is required to repay such refund of tax or is not entitled to such reduction of, or credit against, its tax liabilities. If the Administrative Agent or any Lender shall become aware that it is entitled to receive a refund or direct credit in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts, it shall promptly notify such Borrower of the availability of such refund or direct credit and shall, within 30 days after receipt of a request for such by such Borrower (whether as a result of notification that it has made of such to such Borrower or otherwise), make a claim to such Governmental Authority for such refund or direct credit and contest such Indemnified Taxes, Other Taxes or liabilities if (i) such Borrower has agreed in writing to pay all of such Lender's or Administrative Agent's reasonable costs and expenses relating to such claim or contest, (ii) such Lender or the Administrative Agent determines, in its good faith judgment, that it would not be materially disadvantaged or prejudiced as a result of such claim or contest (it being understood that the mere existence of fees, charges, costs or expenses that such Borrower has offered to and agreed to pay on behalf of such Lender or the Administrative Agent shall not be deemed to be materially disadvantageous to such person) and (iii) such Borrower furnishes, upon request of such Lender or the Administrative Agent, an opinion of reputable tax counsel (such opinion and such counsel to be acceptable to such Lender or the Administrative Agent) to the effect that such Indemnified Taxes or Other Taxes were wrongly or illegally imposed.

         Section 2.16      Payments Generally; Pro Rata Treatment; Sharing of
Set-offs.

                  (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 11:00 a.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1 Bank One Plaza, Chicago, Illinois, 60670, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

                  (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and
         (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

                  (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its

         Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
         (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to MetLife or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

                  (d) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                  (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

         Section 2.17      Mitigation Obligations; Replacement of Lenders.

                  (a) If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall, upon the request of such Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                  (b) If any Lender (or, subject to Section 9.2.3, any Participant in Loans made by such Lender) requests compensation under
         Section 2.13, or if any Borrower is required to pay any additional amount to any Lender (or, subject to Section 9.2.3, any Participant in Loans made by such Lender) or any Governmental Authority for account of any Lender (or any Participant in Loans made by such Lender) pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.3), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the relevant Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Each Borrower represents and warrants to the Lenders, as to itself and its Subsidiaries, as applicable, that:

         Section 3.1 Organization; Powers. MetLife and each of its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

         Section 3.2 Authorization; Enforceability. The Transactions are within each Borrower's corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Support Agreement has been duly executed and delivered by and constitutes a legal, valid and binding obligation of the Company and Funding, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         Section 3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Borrower or any order of any Governmental Authority, and (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower or its assets, or give rise to a right thereunder to require any payment to be made by any Borrower.

         Section 3.4       Financial Condition; No Material Adverse Change.

                  (a) MetLife has heretofore furnished to the Lenders its audited consolidated balance sheet and statements of earnings, equity and cash flows as of and for the fiscal year ended December 31, 2002, reported on by Deloitte & Touche, LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of MetLife and its Consolidated Subsidiaries, as of the date thereof and for such fiscal year, in accordance with GAAP.

                  (b) The Company has heretofore furnished to each of the Lenders the annual Statutory Statement of the Company as at and for the year ended December 31, 2002, as filed with the Applicable Insurance Regulatory Authority. Such Statutory Statement presents fairly, in all material respects, the financial position and results of operations of the Company, as of the date thereof and for such year, in accordance with SAP.

                  (c) Since December 31, 2002, there has been no material adverse change in the business, assets, property, condition (financial or otherwise) or prospects of MetLife and its Subsidiaries taken as a whole from that set forth in the respective financial statements referred to in Sections 3.4(a) and 3.4(b).

         Section 3.5       Properties.

                  (a) MetLife and each of its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

                  (b) MetLife and each of its Material Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by MetLife and its Material Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

         Section 3.6       Litigation and Environmental Matters.

                  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting MetLife or any of its Material Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

                  (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, neither MetLife nor any of its Material Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

         Section 3.7 Compliance with Laws and Agreements. MetLife and each of its Material Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. No Default has occurred and is continuing.

         Section 3.8 Investment and Holding Company Status. Neither MetLife nor any of its Material Subsidiaries (other than Funding) is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, and Funding is an "investment company" as defined in such Act that is exempt from the requirements of such Act. Neither MetLife nor any of its Material Subsidiaries is a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         Section 3.9 Taxes. MetLife and each of its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which MetLife or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change.

         Section 3.10 ERISA. Each Plan and, to the knowledge of MetLife, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law, and no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change.

         Section 3.11 Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

         Section 3.12 Margin Stock. No part of the proceeds of any Loan hereunder will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Not more than 25% of the value (as determined by any reasonable method) of the assets of any of the Borrowers is represented by Margin Stock.

                                   ARTICLE IV

                                   CONDITIONS

         Section 4.1 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date (the "Effective Date") on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

                  (a) Charters and Good Standing Certificates. The Administrative Agent shall have received copies of the charter or certificate of incorporation of each Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation and, in the case of the Company, a certificate of authority (or its equivalent) issued by the Applicable Insurance Regulatory Authority.

                  (b) By-Laws and Resolutions. The Administrative Agent shall have received copies, certified by the Secretary or Assistant Secretary of each Borrower, of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Borrower is a party.

                  (c) Incumbency Certificate. The Administrative Agent shall have received an incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower, which shall identify by name and title and bear the signatures of any officers of such Borrower authorized to sign the Loan Documents to which such Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower.

                  (d) Closing Certificate. The Administrative Agent shall have received a certificate, signed by the Financial Officer of each Borrower, stating that on the Effective Date no Default has occurred and is continuing.

                  (e) Opinion. The Administrative Agent shall have received a written opinion of the Borrowers' counsel, addressed to the Lenders in substantially the form of Exhibit B.

                  (f) Notes. Each Lender which has requested that the Loans made by it be evidenced by Notes shall have received such Notes executed by the Borrowers.

                  (g) Termination of Existing Credit Agreement. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that all principal, interest and other amounts due under that certain Five-Year Credit Agreement, dated as of April 27, 1998, among the Company, Funding, the financial institutions party thereto, JPMorgan Chase Bank, as Administrative Agent, and the other agents party thereto and all other loan documents identified therein shall have been paid in full and such agreement and all related documents shall have been terminated.

                  (h) Upfront Fee. The Arranger shall have received from the Borrowers for distribution to the Lenders the upfront fee described in the Fee Letter.

                  (i) Other. The Administrative Agent shall have received such other documents as any Lender or its counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 3:00 p.m., Chicago time, on April 25, 2003 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

         Section 4.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

                  (a) The representations and warranties of each of the Borrowers set forth in this Agreement (other than, after the Effective Date, in Section 3.4(c) and in Section 3.6) shall be true and correct on and as of the date of such Borrowing.

                  (b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

                  (c) At the time of and immediately after giving effect to such Borrowing, no default or event or condition which constitutes a default or which upon notice, lapse of time or both would, unless cured or waived, become a default shall have occurred and be continuing under the Support Agreement.

                  (d) The Borrower is authorized to perform its obligations in respect of the proposed Borrowing.

Each Borrowing shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

         Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each Borrower covenants and agrees with the Lenders that:

         Section 5.1 Financial Statements and Other Information. MetLife will furnish to the Administrative Agent and each Lender:

                  (a) (i) as soon as available, but not later than 120 days after the end of each fiscal year of MetLife, copies of MetLife's annual report on Form 10-K as filed with the SEC for such fiscal year; and (ii) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of MetLife, copies of MetLife's quarterly report on Form 10-Q as filed with the SEC for such fiscal quarter, in each case certified by an appropriate Financial Officer as being the complete and correct copies of the statements on such forms furnished by MetLife to the SEC;

                  (b) concurrently with any delivery of financial statements under clause (a) above or (except as to clause (ii) of this paragraph (b)) clause (c) or (d) below, a certificate of a Financial Officer of MetLife (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.4 and 6.5 and (iii) stating whether any change in GAAP or SAP, as the case may be, or in the application thereof has occurred since December 31, 2002 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                  (c) within five days after filing with the Applicable Insurance Regulatory Authority and in any event within 60 days after the end of each year, the annual Statutory Statement of the Company for such year, certified by one of its Financial Officers as presenting fairly in all material respects the financial position of the Company for such year in accordance with SAP;

                  (d) within five days after filing with the Applicable Insurance Regulatory Authority and in any event within 60 days after the end of each of the first three quarterly periods of each year, the quarterly Statutory Statement of the Company for such period, certified by one of its Financial Officers as presenting fairly in all material respects the financial position of the Company for such period in accordance with SAP; and

                  (e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of MetLife or any of its Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

         The delivery requirements of this Section 5.1 and of Section 3.4 may be complied with by the Borrowers posting the required information on an Intralinks site (or a successor site) available to the Lenders and payment of the applicable Intralinks fees.

         Section 5.2 Notices of Defaults. The Borrowers will furnish to the Administrative Agent and each Lender prompt written notice of the occurrence of any Default. Each such notice shall be accompanied by a statement of a Financial Officer or other executive officer of MetLife setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

         Section 5.3 Existence; Conduct of Business. MetLife will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or other transaction permitted under Section 6.2.

         Section 5.4 Payment of Obligations. MetLife will, and will cause each of its Material Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Change before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) MetLife or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Change.

         Section 5.5 Maintenance of Properties; Insurance. MetLife will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

         Section 5.6 Books and Records; Inspection Rights. MetLife will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. MetLife will, and will cause each of its Material Subsidiaries to, permit any representative designated by the Administrative Agent (and, if a Default shall have occurred and be continuing, any representatives designated by any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

         Section 5.7 Compliance with Laws. MetLife will, and will cause each of its Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

         Section 5.8 Use of Proceeds. The proceeds of the Loans will be used only for general corporate purposes (including the back-up of commercial paper) of MetLife and its Subsidiaries in the ordinary course of business; provided that no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X; provided further that no part of the proceeds of any Loan will be used, whether directly or indirectly, to acquire the capital stock or business of any other Person without the consent of such Person; and provided further that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.

         Section 5.9 Support Agreement. The Company and Funding will maintain the Support Agreement in full force and effect, and comply with the provisions thereof, and will not modify, supplement or waive any of its provisions without the prior consent of the Administrative Agent (with the approval of the Required Lenders); provided that any modification, supplement or waiver that reduces or impairs the support provided to Funding shall require the approval of all Lenders.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

         Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each Borrower covenants and agrees with the Lenders that:

         Section 6.1 Liens. None of the Borrowers will create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                  (a)      Permitted Encumbrances;

                  (b) any Lien existing on any property or asset prior to the acquisition thereof by such Borrower; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of such Borrower, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition;

                  (c) Liens on assets acquired, constructed or improved by such Borrower; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 360 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets, and (iii) such security interests shall not apply to any other property or assets of such Borrower;

                  (d) Liens on any property or assets of any Person existing at the time such Person is merged or consolidated with or into such Borrower and not created in contemplation of such event;

                  (e) Liens on any real property securing Indebtedness in respect of which (i) the recourse of the holder of such Indebtedness (whether direct or indirect and whether contingent or otherwise) under the instrument creating the Lien or providing for the Indebtedness secured by the Lien is limited to such real property directly securing such Indebtedness and (ii) such holder may not under the instrument creating the Lien or providing for the Indebtedness secured by the Lien collect by levy of execution or otherwise against assets or property of such Borrower (other than such real property directly securing such Indebtedness) if such Borrower fails to pay such Indebtedness when due and such holder obtains a judgment with respect thereto, except for recourse obligations that are customary in "non-recourse" real estate transactions;

                  (f) Liens arising out of Securities Transactions entered into in the ordinary course of business and on ordinary business terms;

                  (g)      Structured Transaction Liens;

                  (h)      Liens arising out of Asset Securitizations;

                  (i)      Liens on Separate Accounts Assets;

                  (j) Liens arising out of the ordinary course of the Borrowers' business that do not secure any Indebtedness; provided that the obligations of the Borrowers secured by such Liens shall not exceed $2,000,000,000 at any one time outstanding;

                  (k) Liens on debt obligations of such Borrower which are pledged to the Federal Home Loan Bank Board (the "FHLBB") to secure loans made by the FHLBB to such Borrower in the ordinary course of business and on ordinary business terms;

                  (l) Liens not otherwise permitted by the foregoing clauses of this Section 6.1; provided that the aggregate principal amount of the Indebtedness secured by such Liens shall not exceed $3,000,000,000 at any one time outstanding; and

                  (m) any extension, renewal or replacement of the foregoing; provided that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or assets (other than a substitution of like assets) unless such additional Indebtedness or assets would have been permitted in connection with the original creation, incurrence or assumption of such Lien.

         Section 6.2       Fundamental Changes.

                  (a) No Borrower will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (excluding assets sold or disposed of in the ordinary course of business), or (in the case of the Company) all or any substantial part of the stock of Funding (except to MetLife) or (in the case of MetLife) all or any substantial part of the stock of the Company (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary of a Borrower may merge into such Borrower in a transaction in which such Borrower is the surviving corporation, (ii) Funding may sell, transfer, lease or otherwise dispose of its assets to MetLife or the Company, including via liquidation, so long as MetLife or the Company, as the case may be, expressly assumes the obligations of Funding hereunder and under the Notes issued hereunder, and (iii) a Borrower may merge or consolidate with any other Person if such Borrower is the surviving corporation.

                  (b) MetLife will not, and will not permit any of its Material Subsidiaries to, engage to any material extent in any business other than (i) businesses of the type conducted by MetLife and its Material Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto or (ii) the business of providing financial services.

         Section 6.3 Transactions with Affiliates. MetLife will not, and will not permit any of its Material Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to MetLife or such Material Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, and (b) transactions between or among MetLife and its wholly-owned Subsidiaries not involving any other Affiliate.

         Section 6.4 Adjusted Statutory Surplus. The Company will not permit the Adjusted Statutory Surplus, calculated as of the last day of each fiscal quarter of the Company, to be less than $6,750,000,000.

         Section 6.5 Consolidated Net Worth. MetLife will not permit its Consolidated Net Worth, calculated as of the last day of each fiscal quarter, to be less than $12,000,000,000.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

         If any of the following events ("Events of Default") shall occur:

                  (a) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                  (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

                  (c) any representation or warranty made or deemed made by or on behalf of MetLife or any of its Material Subsidiaries in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

                  (d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, 5.3 (with respect to such Borrower's existence), 5.8 or 5.9 or in Article VI;

                  (e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the relevant Borrower (which notice will be given at the request of any Lender);

                  (f) MetLife or any of its Material Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

                  (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

                  (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of MetLife or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for MetLife or any or its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (i) MetLife or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for MetLife or any or its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                  (j) MetLife or any of its Material Subsidiaries shall become unable, admit in writing or fail generally to pay its debts as they become due;

                  (k) one or more judgments for the payment of money in an aggregate amount in excess of $200,000,000 (or its equivalent in any other currency) shall be rendered against MetLife, any Material Subsidiary of MetLife or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed; or

                  (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of MetLife and its Material Subsidiaries in an aggregate amount exceeding $200,000,000 in any year;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, (A) the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrowers, terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (B) the Administrative Agent shall, at the request of the Lenders holding more than 50% of the aggregate outstanding principal amount of the Loans, by notice to the Borrowers, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or
(i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

                                  ARTICLE VIII

                            THE ADMINISTRATIVE AGENT

         Section 8.1 Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Administrative Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article VIII. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent
(a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a "representative" of the Lenders within the meaning of the term "secured party" as defined in the New York Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

         Section 8.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

         Section 8.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, any Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

         Section 8.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify
(a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any guarantor of any of the Loans or of any Borrower's or any such guarantor's respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by any Borrower to the Administrative Agent at such time, but is voluntarily furnished by any Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

         Section 8.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

         Section 8.6 Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

         Section 8.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, with respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

         Section 8.8 Administrative Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (b) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 2.15(f) shall, notwithstanding the provisions of this Section 8.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 8.8 shall survive payment of the Loans and all interest and fees with respect thereto and termination of this Agreement.

         Section 8.9 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default hereunder unless the Administrative Agent has received written notice from a Lender or a Borrower referring to this Agreement describing such Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

         Section 8.10 Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Borrower or any Subsidiary of any Borrower in which such Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

         Section 8.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by MetLife and the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         Section 8.12 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor

Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Notwithstanding the foregoing, the Administrative Agent may at any time without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article VIII shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 8.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

         Section 8.13 Administrative Agent and Arranger Fees. The Borrowers agree to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrowers, the Administrative Agent and the Arranger pursuant to the Fee Letter, or as otherwise agreed from time to time.

         Section 8.14 Delegation to Affiliates. The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles VIII and X.

         Section 8.15 Syndication Agents, Senior Managing Agents, Managing Agents, etc. Neither any of the Lenders identified in this Agreement as a "co-agent" nor any Syndication Agent, Senior Managing Agent or Managing Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 8.11.

                                   ARTICLE IX

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

         Section 9.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that
(a) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (b) any assignment by any Lender must be made in compliance with Section 9.3, and (c) any transfer by Participation must be made in compliance with Section 9.2. Any attempted assignment or transfer by any party not made in compliance with this
Section 9.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 9.2. The parties to this Agreement acknowledge that clause (b) of this Section 9.1 relates only to absolute assignments and this Section 9.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of
Section 9.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 9.3; provided, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

         Section 9.2       Participations.

                  9.2.1. Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

                  9.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 10.2 or of any other Loan Document.

                  9.2.3. Benefit of Certain Provisions. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 10.7 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 10.7 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 10.7, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 2.16(c) as if each Participant were a Lender. The Borrowers further agree that each Participant shall be entitled to the benefits of Sections 2.13,
         2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.3, provided that (a) a Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of MetLife, and (b) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 2.15 to the same extent as if it were a Lender.

         Section 9.3       Assignments.

                  9.3.1. Permitted Assignments. Subject to Section 9.3.2, any Lender may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit A or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of MetLife and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the "Trade Date," if the "Trade Date" is specified in the assignment.

                  9.3.2. Consents. The consent of MetLife shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of MetLife shall not be required if an Event of Default has occurred and is continuing. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 9.3.2 shall not be unreasonably withheld or delayed.

                  9.3.3 Effect; Effective Date. Upon (a) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 9.3.1 and 9.3.2, and (b) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Loans and all interest and fees with respect thereto and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 9.3.3, the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

                  9.3.4 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this

         Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         Section 9.4 Dissemination of Information. The Borrowers authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrowers and their Subsidiaries, including without limitation any information contained in any audit reports pertaining to any Borrower's assets; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11 of this Agreement.

         Section 9.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.15(e).

                                    ARTICLE X

                                  MISCELLANEOUS

         Section 10.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a) if to MetLife, the Company or Funding, to it at One MetLife Plaza, Area 7B, Long Island City, NY 11101, Attention: Tracey Dedrick (Fax: (212) 578-0266);

                  (b) if to the Administrative Agent, to 1 Bank One Plaza, Chicago, Illinois 60670, Attention: Mark Goldstein (Fax: (212) 373-1439); and

                  (c) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

         Section 10.2      Waivers; Amendments.

                  (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

                  (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall
         (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or
         (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

         Section 10.3      Expenses; Indemnity: Damage; Waiver.

                  (a) Each Borrower jointly and severally agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and
         (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

                  (b) Each Borrower jointly and severally agrees to indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing

         Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the use or proposed use of the proceeds of any Loan, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating thereto, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee.

                  (c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, in its capacity as such.

                  (d) To the extent permitted by applicable law, the Borrowers shall not assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

                  (e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

         Section 10.4 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 10.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

         Section 10.5 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

         Section 10.6 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

         Section 10.7 Right of Setoff. Subject to Section 2.16(c), if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the relevant Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

         Section 10.8      Governing Law; Jurisdiction; Consent to Service of
Process.

                  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                  (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or their respective properties in the courts of any jurisdiction.

                  (c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         Section 10.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         Section 10.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

         Section 10.11 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company. In the event that any Lender becomes legally compelled to disclose any confidential Information pursuant to paragraph (c) of this Section, such Lender shall give prompt written notice of that fact to the

Borrowers prior to the disclosure so that the Borrowers may seek an appropriate remedy to prevent or limit such disclosure and the Lenders shall cooperate reasonably (at the expense of the Borrowers) with the Borrowers in seeking such remedy. For the purposes of this Section, "Information" means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis, prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         Notwithstanding anything in this Agreement to the contrary, the Administrative Agent, the Lenders, the Borrowers and all other parties to the transactions contemplated hereunder hereby agree that all parties (and each employee, representative, or other agent of such parties) may disclose to any and all persons, without limitation of any kind, the U.S. "tax treatment" or "tax structure" (in each case, within the meaning of Treasury Regulation section 1.6011-4) of the transactions contemplated hereunder and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such U.S. "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation section 1.6011-4); provided, that to the extent any document contains Information that relates to the U.S. "tax treatment" or "tax structure" and contains other information, this paragraph shall only apply to the information relating to the U.S. "tax treatment" or "tax structure."

                            [signature pages follow]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              METLIFE, INC.

                              /s/ Anthony J. Williamson
                              -------------------------
                              By: Anthony J. Williamson
                              Title: Senior Vice President and Treasurer

                              METROPOLITAN LIFE INSURANCE
                              COMPANY

                              /s/ Anthony J. Williamson
                              -------------------------
                              By: Anthony J. Williamson
                              Title: Senior Vice President and Treasurer

                              METLIFE FUNDING, INC.

                              /s/ Anthony J. Williamson
                              -------------------------
                              By: Anthony J. Williamson
                              Title: Chairman of the Board,  President and Chief
                                     Executive Officer

                              BANK ONE, NA, individually and as
                              Administrative Agent

                              /s/ Gretchen [illegible]
                              ------------------------
                              By: Gretchen [illegible]
                              Title: Director

                                       S-1
                              [TO CREDIT AGREEMENT]

                              CITIBANK, N.A., individually and as Syndication Agent

                              /s/ David A. Dodge
                              ------------------
                              By: David A. Dodge
                              Title: Managing Director

                                       S-2
                              [TO CREDIT AGREEMENT]

                              JPMORGAN CHASE BANK, individually and as Syndication Agent

                              /s/ Heather Lindstrom
                              ---------------------
                              By: Heather Lindstrom
                              Title: Vice President

                                       S-3
                              [TO CREDIT AGREEMENT]

                              WACHOVIA BANK, NATIONAL
                              ASSOCIATION, individually and as Syndication
                              Agent

                              /s/ Thomas L. Stitchberry
                              -------------------------
                              By: Thomas L. Stitchberry
                              Title: Managing Director

                                       S-4
                              [TO CREDIT AGREEMENT]

                              BANK OF AMERICA, N.A., individually and as
                              Senior Managing Agent

                              /s/ Leslie Nannen
                              -----------------
                              By: Leslie Nannen
                              Title: Vice President

                                       S-5
                              [TO CREDIT AGREEMENT]

                              CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, individually and as Senior Managing Agent

                              /s/ Jay Chall
                              -------------
                              By: Jay Chall
                              Title: Director

                              /s/ Cassandra Droogan
                              ---------------------
                              By: Cassandra Droogan
                              Title: Associate

                                       S-6
                              [TO CREDIT AGREEMENT]

                              BARCLAYS BANK plc, individually and as Senior Managing Agent

                              /s/ Alison A. McGuigan
                              ----------------------
                              By: Alison A. McGuigan
                              Title: Associate Director

                                       S-7
                              [TO CREDIT AGREEMENT]

                              DEUTSCHE BANK AG NEW YORK BRANCH,
                              individually and as Senior Managing Agent

                              /s/ Ruth Leung
                              --------------
                              By: Ruth Leung
                              Title: Director

                              /s/ John S. McGill
                              ------------------
                              By: John S. McGill
                              Title: Director

                                       S-8
                              [TO CREDIT AGREEMENT]

                              FLEET NATIONAL BANK, individually and as Senior Managing Agent

                              /s/ Lawrence C. Bigelow
                              -----------------------
                              By: Lawrence C. Bigelow
                              Title: Managing Director

                                       S-9
                              [TO CREDIT AGREEMENT]

                              MERRILL LYNCH BANK USA, individually and as Senior Managing Agent

                              /s/ D. Kevin Imlay
                              ------------------
                              By: D. Kevin Imlay
                              Title: Director

                                      S-10
                              [TO CREDIT AGREEMENT]

                              UBS AG, CAYMAN ISLANDS BRANCH,
                              individually and as Senior Managing Agent

                              /s/ [Illegible]
                              ---------------
                              By: [Illegible]
                              Title: Director

                              /s/ [Illegible]
                              ---------------
                              By: [Illegible]
                              Title: Associate Director

                                      S-11
                              [TO CREDIT AGREEMENT]

                              HSBC BANK USA, individually and as Managing
                              Agent

                              /s/ Kenneth J. Johnson
                              ----------------------
                              By: Kenneth J. Johnson
                              Title: First Vice President

                                      S-12
                              [TO CREDIT AGREEMENT]

                              MELLON BANK, N.A., individually and as
                              Managing Agent

                              /s/ [Illegible]
                              ---------------
                              By: [Illegible]
                              Title: Assistant Vice President

                                      S-13
                              [TO CREDIT AGREEMENT]

                              BNP PARIBAS, individually

                              /s/ Laurent Vanderzyppe
                              -----------------------
                              By: Laurent Vanderzyppe
                              Title: Director

                              /s/ Marguerite L. Lebon
                              -----------------------
                              By: Marguerite L. Lebon
                              Title: Vice President

                                      S-14
                              [TO CREDIT AGREEMENT]

                              STATE STREET BANK AND TRUST
                              COMPANY, individually

                              /s/ [Illegible]
                              ---------------
                              By: [Illegible]
                              Title: Vice President

                                      S-15
                              [TO CREDIT AGREEMENT]

                              THE NORTHERN TRUST COMPANY,
                              individually

                              /s/ Eric Dybing
                              ---------------
                              By: Eric Dybing
                              Title: Second Vice President

                                      S-16
                              [TO CREDIT AGREEMENT]

                              U.S. BANK, National Association, individually

                              /s/ Eric Hartman
                              ----------------
                              By: Eric Hartman
                              Title: Vice President

                                      S-17
                              [TO CREDIT AGREEMENT]

                              LEHMAN BROTHERS BANK, FSB, individually

                              /s/ Gary T. Taylor
                              ------------------
                              By: Gary T. Taylor
                              Title: Vice President

                                      S-18
                              [TO CREDIT AGREEMENT]

                              PNC BANK, NATIONAL ASSOCIATION,
                              individually

                              /s/ Donald Davis
                              ----------------
                              By: Donald Davis
                              Title: Vice President

                                      S-19
                              [TO CREDIT AGREEMENT]

                                  Schedule 2.1
                                   COMMITMENTS

                     Lender                                                         Commitment
                     ------                                                         ----------
Bank One, NA                                                                      $   90,000,000
------------------------------------------------------------------------------------------------
Citibank, N.A.                                                                    $   80,000,000
------------------------------------------------------------------------------------------------
JPMorgan Chase Bank                                                               $   80,000,000
------------------------------------------------------------------------------------------------
Wachovia Bank, National Association                                               $   80,000,000
------------------------------------------------------------------------------------------------
Bank of America, N.A.                                                             $   60,000,000
------------------------------------------------------------------------------------------------
Credit Suisse First Boston (Cayman Islands Branch)                                $   60,000,000
------------------------------------------------------------------------------------------------
Barclays Bank plc                                                                 $   60,000,000
------------------------------------------------------------------------------------------------
Deutsche Bank AG New York Branch                                                  $   60,000,000
------------------------------------------------------------------------------------------------
Fleet National Bank                                                               $   60,000,000
------------------------------------------------------------------------------------------------
Merrill Lynch Bank USA                                                            $   60,000,000
------------------------------------------------------------------------------------------------
UBS AG, Cayman Islands Branch                                                     $   60,000,000
------------------------------------------------------------------------------------------------
HSBC Bank USA                                                                     $   50,000,000
------------------------------------------------------------------------------------------------
Mellon Bank, N.A.                                                                 $   50,000,000
------------------------------------------------------------------------------------------------
BNP Paribas                                                                       $   25,000,000
------------------------------------------------------------------------------------------------
State Street Bank and Trust Company                                               $   25,000,000
------------------------------------------------------------------------------------------------
The Northern Trust Company                                                        $   25,000,000
------------------------------------------------------------------------------------------------
US Bank, N.A.                                                                     $   25,000,000
------------------------------------------------------------------------------------------------
Lehman Brothers Bank, FSB                                                         $   25,000,000
------------------------------------------------------------------------------------------------
PNC Bank, National Association                                                    $   25,000,000
------------------------------------------------------------------------------------------------
         TOTAL:                                                                   $1,000,000,000
                                                                                  ==============

                                  Schedule 2.10
                                PRICING SCHEDULE

                            LEVEL I          LEVEL II        LEVEL III         LEVEL IV           LEVEL V
                            STATUS            STATUS          STATUS            STATUS             STATUS
BORROWER DEBT               ------            ------          ------            ------             ------
   RATING                    A+/A1             A/A2            A-/A3           BBB+/Baa1     [less than] BBB+/Baa1
-----------------------------------------------------------------------------------------------------------------
Applicable                   .06%             .07%             .10%             .125%              .175%
Facility Fee Rate
-----------------------------------------------------------------------------------------------------------------
Applicable                   .19%             .23%             .25%             .275%               .45%
Margin
-----------------------------------------------------------------------------------------------------------------
Applicable                   .05%             .05%             .10%              .10%              .125%
Utilization Fee
Rate
-----------------------------------------------------------------------------------------------------------------
Applicable                  .075%             .10%            .125%              .15%               .25%
Term Out
Premium Rate
-----------------------------------------------------------------------------------------------------------------

         Subject to the following two sentences, a particular Level Status shall exist with respect to a Borrower on a particular day if on such day such Borrower does not qualify for a Level Status with more advantageous pricing and either the Moody's Rating or the S&P Rating is at least equal to the corresponding rating specified for such Level Status in the table above. In the event of a difference in the equivalent "rating level" from S&P and Moody's resulting in a split of only one level, then the Level Status shall be determined by reference to the higher of the two Ratings. In the event of a difference in the equivalent "rating level" from S&P and Moody's resulting in a split of greater than one level, then the Level Status shall be that Level Status one above the Level Status determined by reference to the lower of the two Ratings. The above ratings are in the format of S&P Rating/Moody's Rating.

         For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

         "Level Status" means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

         "Moody's Rating" means, at any time, the long term unsecured senior, non-credit enhanced debt rating of a Borrower issued by Moody's and then in effect.

         "Rating" means Moody's Rating or S&P Rating.

         "S&P Rating" means, at any time, the long term unsecured senior, non-credit enhanced debt rating of a Borrower issued by S&P and then in effect.

         The Applicable Margin, Applicable Utilization Fee Rate and Applicable Term Out Premium Rate shall be determined for each Borrower in accordance with the foregoing table based on such Borrower's Level Status as determined from its then-current Moody's and S&P Ratings. The Applicable Facility Fee Rate for all Borrowers shall be determined in accordance with the foregoing table based on the Level Status of the Borrower which has the lowest Level Status of all Borrowers. The Rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time a Borrower has no Moody's Rating or no S&P Rating or such Borrower does not qualify for a Level Status with more advantageous pricing, Level V Status shall exist with respect to such Borrower; provided, that if Funding has no Moody's Rating or S&P Rating, it shall be deemed to have the same Level Status as the Company or MetLife, whichever has the lower Level Status. For the purpose of this Schedule
2.10 and the Credit Agreement, Level I Status is the highest Level Status and Level V Status is the lowest Level Status.

                                  Schedule 3.6

                                DISCLOSED MATTERS

LEGAL PROCEEDINGS

      Sales Practices Claims


      Over the past several years, Metropolitan Life, New England Mutual Life Insurance Company ("New England Mutual") and General American Life Insurance Company ("General American") have faced numerous claims, including class action lawsuits, alleging improper marketing and sales of individual life insurance policies or annuities. These lawsuits are generally referred to as "sales practices claims."

      In December 1999, a federal court approved a settlement resolving sales practices claims on behalf of a class of owners of permanent life insurance policies and annuity contracts or certificates issued pursuant to individual sales in the United States by Metropolitan Life, Metropolitan Insurance and Annuity Company or Metropolitan Tower Life Insurance Company between January 1, 1982 and December 31, 1997. The class includes owners of approximately six million in-force or terminated insurance policies and approximately one million in-force or terminated annuity contracts or certificates.

      Similar sales practices class actions against New England Mutual, with which Metropolitan Life merged in 1996, and General American, which was acquired in 2000, have been settled. In October 2000, a federal court approved a settlement resolving sales practices claims on behalf of a class of owners of permanent life insurance policies issued by New England Mutual between January 1, 1983 through August 31, 1996. The class includes owners of approximately 600,000 in-force or terminated policies. A federal court has approved a settlement resolving sales practices claims on behalf of a class of owners of permanent life insurance policies issued by General American between January 1, 1982 through December 31, 1996. An appellate court has affirmed the order approving the settlement. The class includes owners of approximately 250,000 in-force or terminated policies. Implementation of the General American class action settlement is proceeding.

      Certain class members have opted out of the class action settlements noted above and have brought or continued non-class action sales practices lawsuits. In addition, other sales practices lawsuits have been brought. As of December 31, 2002, there are approximately 420 sales practices lawsuits pending against Metropolitan Life, approximately 60 sales practices lawsuits pending against New England Mutual and approximately 35 sales practices lawsuits pending against General American. Metropolitan Life, New England Mutual and General American continue to defend themselves vigorously against these lawsuits. Some individual sales practices claims have been resolved through settlement, won by dispositive motions, or, in a few instances, have gone to trial. Most of the current cases seek substantial damages, including in some cases punitive and treble damages and attorneys' fees. Additional litigation relating to the Company's marketing and sales of individual life insurance may be commenced in the future.

      The Metropolitan Life class action settlement did not resolve two putative class actions involving sales practices claims filed against Metropolitan Life in Canada, and these actions remain pending. In March 2002, a purported class action complaint was filed in a federal court in Kansas by S-G Metals Industries, Inc. against New England Mutual. The complaint seeks certification of a class on behalf of corporations and banks that purchased participating life insurance policies, as well as persons who purchased participating policies for use in pension plans or through work site marketing. These policyholders were not part of the New England Mutual class action settlement noted above. The action was transferred to a federal court in Massachusetts. New England Mutual moved to dismiss the case and in November 2002, the federal district court dismissed the case. S-G Metals has filed a notice of appeal. New England Mutual intends to continue to defend itself vigorously against the case.

      The Company believes adequate provision has been made in its consolidated financial statements for all probable and reasonably estimable losses for sales practices claims against Metropolitan Life, New England Mutual and General American.

      Regulatory authorities in a small number of states have had investigations or inquiries relating to Metropolitan Life's, New England Mutual's or General American's sales of individual life insurance policies or annuities. Over the past several years, these and a number of investigations by other regulatory authorities were resolved for monetary payments and certain other relief. The Company may continue to resolve investigations in a similar manner.

      Asbestos-Related Claims

      Metropolitan Life is a defendant in thousands of lawsuits seeking compensatory and punitive damages for personal injuries allegedly caused by exposure to asbestos or asbestos-containing products. Metropolitan Life has never engaged in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products nor has Metropolitan Life issued liability or workers' compensation insurance to companies in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products. Rather, these lawsuits have principally been based upon allegations relating to certain research, publication and other activities of one or more of Metropolitan Life's employees during the period from the 1920's through approximately the 1950's and alleging that Metropolitan Life learned or should have learned of certain health risks posed by asbestos and, among other things, improperly publicized or failed to disclose those health risks. Metropolitan Life believes that it should not have legal liability in such cases.

      Legal theories asserted against Metropolitan Life have included negligence, intentional tort claims and conspiracy claims concerning the health risks associated with asbestos. Although Metropolitan Life believes it has meritorious defenses to these claims, and has not suffered any adverse monetary judgments in respect of these claims, due to the risks and expenses of litigation, almost all past cases have been resolved by settlements. Metropolitan Life's defenses (beyond denial of certain factual allegations) to plaintiffs' claims include that: (i) Metropolitan Life owed no duty to the plaintiffs -- it had no special relationship with the plaintiffs and did not manufacture, produce, distribute or sell the asbestos products that allegedly injured plaintiffs; (ii) plaintiffs cannot demonstrate justifiable detrimental reliance; and (iii) plaintiffs cannot demonstrate proximate causation. In defending asbestos cases, Metropolitan Life selects various strategies depending upon the jurisdictions in which such cases are brought and other factors which, in Metropolitan Life's judgment, best protect Metropolitan Life's interests. Strategies include seeking to settle or compromise claims, motions challenging the legal or factual basis for such claims or defending on the merits at trial. In early 2002 and in early 2003, two trial courts granted motions dismissing claims against Metropolitan Life on some or all of the above grounds. Other courts have denied motions brought by Metropolitan Life to dismiss cases without the necessity of trial. There can be no assurance that Metropolitan Life will receive favorable decisions on motions in the future. Metropolitan Life intends to continue to exercise its best judgment regarding settlement or defense of such cases, including when trials of these cases are appropriate.

      The following table sets forth the total number of asbestos personal injury claims pending against Metropolitan Life as of the dates indicated, the number of new claims during the years ended on those dates and the total settlement payments made to resolve asbestos personal injury claims during those years:

                                                               AT OR FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                             -----------------------------

                                                              2002       2001       2000
                                                             -------     ------     ------
                                                                  (DOLLARS IN MILLIONS)

Asbestos personal injury claims at year end (approximate)    106,500     89,000     73,000
Number of new claims during the year (approximate)            66,000     59,500     54,500
Settlement payments during the year(1)                      $   95.1   $  90.7     $   71.1



----------
(1) Settlement payments represent payments made by Metropolitan Life during the year in connection with settlements made in that year and in prior years. Amounts do not include Metropolitan Life's attorneys' fees and expenses and do not reflect amounts received from insurance carriers.

      During the fourth quarter of 2002, Metropolitan Life analyzed its claims experience and reviewed external publications and numerous variables to identify trends and assessed their impact on its recorded asbestos liability. Certain publications suggest a trend towards more asbestos-related claims and a greater awareness of asbestos litigation generally by potential plaintiffs and plaintiffs' lawyers. Plaintiffs' lawyers continue to advertise heavily with respect to asbestos litigation. Bankruptcies and reorganizations of other defendants in asbestos litigation may increase the pressures on remaining defendants, including Metropolitan Life. Through the first nine months of 2002, the number of new claims received by Metropolitan Life was lower than those received during the comparable 2001 period. However, the number of new claims received by Metropolitan Life during the fourth quarter of 2002 was significantly higher than those received in the prior year quarter, resulting in more new claims being received by Metropolitan Life in 2002 than in 2001. Factors considered also included expected trends in filing cases, the dates of initial exposure of plaintiffs to asbestos, the likely percentage of total asbestos claims which included Metropolitan Life as a defendant and experience in claims settlement negotiations.

      Metropolitan Life also considered views derived from actuarial calculations it made in the fourth quarter of 2002. These calculations were made using, among other things, current information regarding Metropolitan Life's claims and settlement experience, information available in public reports, as well as a study regarding the possible future incidence of mesothelioma. Based on all of the above information, including greater than expected claims experience over the last three years, Metropolitan Life expects to receive more claims in the future than it had previously expected. Previously, Metropolitan Life's liability reflected that the increase in asbestos-related claims was a result of an acceleration in the reporting of such claims; the liability now reflects that such an increase is also the result of an increase in the total number of asbestos-related claims expected to be received by Metropolitan Life. Accordingly, Metropolitan Life increased its recorded liability for asbestos-related claims by $402 million from approximately $820 million to $1,225 million at December 31, 2002. This total recorded asbestos-related liability (after the self-insured retention) is within the coverage of the excess insurance policies discussed below.

      During 1998, Metropolitan Life paid $878 million in premiums for excess insurance policies for asbestos-related claims. The excess insurance policies for asbestos-related claims provide for recovery of losses up to $1,500 million, which is in excess of a $400 million self-insured retention. The asbestos-related policies are also subject to annual and per-claim sublimits. Amounts are recoverable under the policies annually with respect to claims paid during the prior calendar year. Although amounts paid by Metropolitan Life in any given year that may be recoverable in the next calendar year under the policies will be reflected as a reduction in the Company's operating cash flows for the year in which they are paid, management believes that the payments will not have a material adverse effect on the Company's liquidity.

      Each asbestos-related policy contains an experience fund and a reference fund that provides for payments to Metropolitan Life at the commutation date if the reference fund is greater than zero at commutation or pro rata reductions from time to time in the loss reimbursements to Metropolitan Life if the cumulative return on the reference fund is less than the return specified in the experience fund. The return in the reference fund is tied to performance of the Standard & Poor's 500 Index and the Lehman Brothers Aggregate Bond Index. A claim will be made under the excess insurance policies in 2003 for the amounts paid with respect to asbestos litigation in excess of the retention. Based on performance of the reference fund, at December 31, 2002, the loss reimbursements to Metropolitan Life in 2003 and the recoverable with respect to later periods will be $42 million less than the amount of the recorded losses. Such foregone loss reimbursements may be recovered upon commutation depending upon future performance of the reference fund. The foregone loss reimbursements are estimated to be $9 million with respect to 2002 claims and $42 million in the aggregate.

      The $402 million increase in the recorded liability for asbestos claims less the foregone loss reimbursement adjustment of $42 million ($27 million, net of income tax) resulted in an increase in the recoverable of $360 million. At December 31, 2002, a portion ($136 million) of the $360 million recoverable was recognized in income while the remainder ($224 million) was recorded as a deferred gain which is expected to be recognized in income in the future over the estimated settlement period of the excess insurance policies. The $402 million increase in the recorded liability, less the portion of the recoverable recognized in income, resulted in a net expense of $266 million ($169 million, net of income tax). The $360 million recoverable may change depending on the future performance of the Standard & Poor's 500 Index and the Lehman Brothers Aggregate Bond Index.

      As a result of the excess insurance policies, $1,237 million is recorded as a recoverable at December 31, 2002 ($224 million of which is recorded as a deferred gain as mentioned above); the amount includes recoveries expected to be obtained in 2003 for amounts paid in 2002. If at some point in the future, the Company believes the liability for probable and estimable losses for asbestos-related claims should be increased, an expense would be recorded and the insurance recoverable would be adjusted subject to the terms, conditions and limits of the excess insurance policies. Portions of the change in the insurance recoverable would be recorded as a deferred gain and amortized into income over the estimated remaining settlement period of the insurance policies.

      The Company believes adequate provision has been made in its consolidated financial statements for all probable and reasonably estimable losses for asbestos-related claims. The ability of Metropolitan Life to estimate its ultimate asbestos exposure is subject to considerable uncertainty due to numerous factors. The availability of data is limited and it is difficult to predict with any certainty numerous variables that can affect liability estimates, including the number of future claims, the cost to resolve claims, the disease mix and severity of disease, the jurisdiction of claims filed, tort reform efforts and the impact of any possible future adverse verdicts and their amounts.

      Recent bankruptcies of other companies involved in asbestos litigation, as well as advertising by plaintiffs' asbestos lawyers, may be resulting in an increase in the number of claims and the cost of resolving claims, as well as the number of trials and possible adverse verdicts Metropolitan Life may experience. Plaintiffs are seeking additional funds from defendants, including Metropolitan Life, in light of such recent bankruptcies by certain other defendants. It is likely that bills will be introduced in 2003 in the United States Congress to reform asbestos litigation. While the Company strongly supports reform efforts, there can be no assurance that legislative reforms will be enacted. Metropolitan Life will continue to study its claims experience, review external literature regarding asbestos claims experience in the United States and consider numerous variables that can affect its asbestos liability exposure, including bankruptcies of other companies involved in asbestos litigation and legislative and judicial developments, to identify trends and to assess their impact on the recorded asbestos liability.

      The number of asbestos cases that may be brought or the aggregate amount of any liability that Metropolitan Life may ultimately incur is uncertain. Accordingly, it is reasonably possible that the Company's total exposure to asbestos claims may be greater than the liability recorded by the Company in its consolidated financial statements and that future charges to income may be necessary. While the potential future charges could be material in particular quarterly or annual periods in which they are recorded, based on information currently known by management, it does not believe any such charges are likely to have a material adverse effect on the Company's consolidated financial position.

      Property and Casualty Actions

      Purported class action suits involving claims by policyholders for the alleged diminished value of automobiles after accident-related repairs have been filed in Rhode Island, Texas, Georgia and Tennessee against Metropolitan Property and Casualty Insurance Company. Rhode Island and Texas trial courts denied plaintiffs' motions for class certification and a hearing on plaintiffs' motion in Tennessee for class certification is to be scheduled. A settlement has been reached in the Georgia class action; the Company determined to settle the case in light of a Georgia Supreme Court decision involving another insurer. The settlement is being implemented. A purported class action has been filed against Metropolitan Property and Casualty Insurance Company's subsidiary, Metropolitan Casualty Insurance Company, in Florida. The complaint alleges breach of contract and unfair trade practices with respect to allowing the use of parts not made by the original manufacturer to repair damaged automobiles. Discovery is ongoing and a motion for class certification is pending. Total loss valuation methods are the subject of national class actions involving other insurance companies. A Pennsylvania state court purported class action lawsuit filed in 2001 alleges that Metropolitan Property and Casualty Insurance Company improperly took depreciation on partial homeowner losses where the insured replaced the covered item. The court has dismissed the action. An appeal has been filed. Metropolitan Property and Casualty Insurance Company and Metropolitan Casualty Insurance Company are vigorously defending themselves against these lawsuits.

      Demutualization Actions

      Several lawsuits were brought in 2000 challenging the fairness of Metropolitan Life's plan of reorganization and the adequacy and accuracy of Metropolitan Life's disclosure to policyholders regarding the plan. These actions name as defendants some or all of Metropolitan Life, the Holding Company, the individual directors, the Superintendent and the underwriters for MetLife, Inc.'s initial public offering, Goldman Sachs & Company and Credit Suisse First Boston. Five purported class actions pending in the New York state court in New York County were consolidated within the commercial part. In addition, there remained a separate purported class action in New York state court in New York County. On February 21, 2003, the defendants' motions to dismiss both the consolidated action and separate action were granted; leave to replead as a proceeding under Article 78 of New York's Civil Practice Law and Rules has been granted in the separate action. Another purported class action in New York state court in Kings County has been voluntarily held in abeyance by plaintiffs. The plaintiffs in the state court class actions seek injunctive, declaratory and compensatory relief, as well as an accounting and, in some instances, punitive damages. Some of the plaintiffs in the above described actions also have brought a proceeding under Article 78 of New York's Civil Practice Law and Rules challenging the Opinion and Decision of the Superintendent who approved the plan. In this proceeding, petitioners seek to vacate the Superintendent's Opinion and Decision and enjoin him from granting final approval of the plan. This case also is being held in abeyance by plaintiffs. Another purported class action was filed in New York state court in New York County on behalf of a purported class of beneficiaries of Metropolitan Life annuities purchased to fund structured settlements claiming that the class members should have received common stock or cash in connection with the demutualization. Metropolitan Life's motion to dismiss this case was granted in a decision filed on October 31, 2002. Plaintiff has withdrawn her notice of appeal. Three purported class actions were filed in the United States District Court for the Eastern District of New York claiming violation of the Securities Act of 1933. The plaintiffs in these actions, which have been consolidated, claim that the Policyholder Information Booklets relating to the plan failed to disclose certain material facts and seek rescission and compensatory damages. Metropolitan Life's motion to dismiss these three cases was denied in 2001. On February 4, 2003, plaintiffs filed a consolidated amended complaint adding a fraud claim under the Securities Exchange Act of 1934. A purported class action also was filed in the United States District Court for the Southern District of New York seeking damages from Metropolitan Life and the Holding Company for alleged violations of various provisions of the Constitution of the United States in connection with the plan of reorganization. In 2001, pursuant to a motion to dismiss filed by Metropolitan Life, this case was dismissed by the District Court. In January 2003, the United States Court of Appeals for the Second Circuit affirmed the dismissal. Metropolitan Life, the Holding Company and the individual defendants believe they have meritorious defenses to the plaintiffs' claims and are contesting vigorously all of the plaintiffs' claims in these actions.

      In 2001, a lawsuit was filed in the Superior Court of Justice, Ontario, Canada on behalf of a proposed class of certain former Canadian policyholders against the Holding Company, Metropolitan Life, and Metropolitan Life Insurance Company of Canada. Plaintiffs' allegations concern the way that their policies were treated in connection with the demutualization of Metropolitan Life; they seek damages, declarations, and other non-pecuniary relief. The defendants believe they have meritorious defenses to the plaintiffs' claims and will contest vigorously all of plaintiffs' claims in this matter.

      In July 2002, a lawsuit was filed in the United States District Court for the Eastern District of Texas on behalf of a proposed class comprised of the settlement class in the Metropolitan Life sales practices class action settlement approved in December 1999 by the United States District Court for the Western District of Pennsylvania. The Holding Company, Metropolitan Life, the trustee of the policyholder trust, and certain present and former individual directors and officers of Metropolitan Life are named as defendants. Plaintiffs' allegations concern the treatment of the cost of the settlement in connection with the demutualization of Metropolitan Life and the adequacy and accuracy of the disclosure, particularly with respect to those costs. Plaintiffs seek compensatory, treble and punitive damages, as well as attorneys' fees and costs. The defendants' motion to transfer the lawsuit to the Western District of Pennsylvania was granted on February 14, 2003. The defendants' motion to dismiss is pending. Plaintiffs have filed a motion for class certification which the Texas court has adjourned. The defendants believe they have meritorious defenses to the plaintiffs' claims and will contest them vigorously.

      Race-Conscious Underwriting Claims

      Insurance Departments in a number of states initiated inquiries in 2000 about possible race-conscious underwriting of life insurance. These inquiries generally have been directed to all life insurers licensed in their respective states, including Metropolitan Life and certain of its affiliates. The New York Insurance Department has concluded its examination of Metropolitan Life concerning possible past race-conscious underwriting practices. Metropolitan Life has cooperated fully with that inquiry. Four purported class action lawsuits filed against Metropolitan Life in 2000 and 2001 alleging racial discrimination in the marketing, sale, and administration of life insurance policies have been consolidated in the United States District Court for the Southern District of New York. The plaintiffs seek unspecified monetary damages, punitive damages, reformation, imposition of a constructive trust, a declaration that the alleged practices are discriminatory and illegal, injunctive relief requiring Metropolitan Life to discontinue the alleged discriminatory practices and adjust policy values, and other relief. Metropolitan Life has entered into settlement agreements to resolve the regulatory examination and the actions pending in the United States District Court for the Southern District of New York. The class action settlement, which has received preliminary approval from the court, must receive final approval before it can be implemented. A fairness hearing was held on February 7, 2003. The regulatory settlement agreement is conditioned upon final approval of the class action settlement. Metropolitan Life recorded a charge in the fourth quarter of 2001 in connection with the anticipated resolution of these matters and believes that charge is adequate to cover the costs associated with these settlements.

      Sixteen lawsuits involving approximately 125 plaintiffs have been filed in federal and state court in Alabama, Mississippi and Tennessee alleging federal and/or state law claims of racial discrimination in connection with the sale, formation, administration or servicing of life insurance policies. Metropolitan Life is contesting vigorously plaintiffs' claims in these actions.

      Other

      In 2001, a putative class action was filed against Metropolitan Life in the United States District Court for the Southern District of New York alleging gender discrimination and retaliation in the MetLife Financial Services unit of the Individual segment. The plaintiffs seek unspecified compensatory damages, punitive damages, a declaration that the alleged practices are discriminatory and illegal, injunctive relief requiring Metropolitan Life to discontinue the alleged discriminatory practices, an order restoring class members to their rightful positions (or appropriate compensation in lieu thereof), and other relief. Metropolitan Life is vigorously defending itself against these allegations.

      A lawsuit has been filed against Metropolitan Life in Ontario, Canada by Clarica Life Insurance Company regarding the sale of the majority of Metropolitan Life's Canadian operation to Clarica in 1998. Clarica alleges that Metropolitan Life breached certain representations and warranties contained in the sale agreement, that Metropolitan Life made misrepresentations upon which Clarica relied during the negotiations and that Metropolitan Life was negligent in the performance of certain of its obligations and duties under the sale agreement. Metropolitan Life is vigorously defending itself against this lawsuit.

      A putative class action lawsuit is pending in the United States District Court for the District of Columbia, in which plaintiffs allege that they were denied certain ad hoc pension increases awarded to retirees under the Metropolitan Life retirement plan. The ad hoc pension increases were awarded only to retirees (i.e., individuals who were entitled to an immediate retirement benefit upon their termination of employment) and not available to individuals like these plaintiffs whose employment, or whose spouses' employment, had terminated before they became eligible for an immediate retirement benefit. The district court denied the parties' cross-motions for summary judgment to allow for discovery. Discovery has not yet commenced pending the court's ruling as to the timing of a class certification motion. The plaintiffs seek to represent a class consisting of former Metropolitan Life employees, or their surviving spouses, who are receiving deferred vested annuity payments under the retirement plan and who were allegedly eligible to receive the ad hoc pension increases awarded in 1977, 1980, 1989, 1992, 1996 and 2001, as well as increases awarded in earlier years. Metropolitan Life is vigorously defending itself against these allegations.

      A reinsurer of universal life policy liabilities of Metropolitan Life and certain affiliates is seeking rescission and has commenced an arbitration proceeding claiming that, during underwriting, material misrepresentations or omissions were made. The reinsurer also has sent a notice purporting to increase reinsurance premium rates. Metropolitan Life and these affiliates intend to vigorously defend themselves against the claims of the reinsurer, including the purported rate increase.

      The SEC is conducting an examination at New England Securities. The examination commenced in March 2003 after the company notified the SEC of an operational issue involving one of its advisory products.

      In April 2003, a federal court jury in Arizona awarded approximately $85 million to the plaintiff in a case involving a claim for benefits under a General American individual disability income policy. The defendants, which include General American, have filed or will file post trial motions and, if they are denied, will appeal the judgment. A substantial amount of General American's individual disability income business is reinsured with various carriers.

      Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company's consolidated financial statements, have arisen in the course of the Company's business, including, but not limited to, in connection with its activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company's compliance with applicable insurance and other laws and regulations.

      Summary

      It is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, except as noted above in connection with specific matters. In some of the matters referred to above, very large and/or indeterminate amounts, including punitive and treble damages, are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material adverse effect upon the Company's consolidated financial position, based on information currently known by the Company's management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on the Company's consolidated net income or cash flows in particular quarterly or annual periods.

                                    EXHIBIT A
                            ASSIGNMENT AND ACCEPTANCE

         This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

         For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.       Assignor: ________________________________________

2.       Assignee: ________________________________________[and is an
         Affiliate/Approved Fund of [identify Lender](1)

3. Borrowers: MetLife, Inc., Metropolitan Life Insurance Company and MetLife Funding, Inc.

4.       Administrative Agent: Bank One, NA , as the agent under the Credit
         Agreement.

5. Credit Agreement: The $1,000,000,000 Credit Agreement dated as of April 25, 2003 among MetLife, Inc., Metropolitan Life Insurance Company, MetLife Funding, Inc., the Lenders party thereto, Bank One, NA, as Administrative Agent, and the other agents party thereto.

------------------
(1) Select as applicable.

6.       Assigned Interest:

                                  Aggregate Amount of           Amount of                 Percentage Assigned
                                Commitment/Loans for all     Commitment/Loans                     of
Facility Assigned                       Lenders*                Assigned*                 Commitment/Loans(2)
-----------------               ------------------------     ----------------             -------------------
Revolving Credit                $                            $                            _______%
Commitment

7.       Trade Date: ___________________________________________(3)

Effective Date: ____________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

         The terms set forth in this Assignment and Assumption are hereby agreed to:

                                                  ASSIGNOR:
                                                  [NAME OF ASSIGNOR]

                                                  By: __________________________
                                                         Title:

                                                  ASSIGNEE
                                                  [NAME OF ASSIGNEE]

                                                  By: __________________________
                                                         Title:

[Consented to and](4) Accepted:





------------------
(*) Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(3) Insert if satisfaction of minimum amounts to be determined as of the Trade Date.

BANK ONE, NA, as Administrative Agent

By: ______________________________________
Title:

[Consented to:](5)

METLIFE, INC.

By: ______________________________________
Title:

------------------
(4) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(5) To be added only if the consent of MetLife is required by the terms of the Credit Agreement.

                                     ANNEX 1
                            TERMS AND CONDITIONS FOR
                            ASSIGNMENT AND ASSUMPTION

                  1.       Representations and Warranties.

                  1.1      Assignor. The Assignor represents and warrants that
(a) it is the legal and beneficial owner of the Assigned Interest, (b) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (c) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for
(i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder,
(iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrowers, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

                  1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in
Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

                  2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

                  3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

                          ADMINISTRATIVE QUESTIONNAIRE

     (Schedule to be supplied by Closing Unit or Trading Documentation Unit)

    (For Forms for Primary Syndication call Peterine Svoboda at 312-732-8844)
      (For Forms after Primary Syndication call Jim Bartz at 312-732-1242)

              US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

     (Schedule to be supplied by Closing Unit or Trading Documentation Unit)

    (For Forms for Primary Syndication call Peterine Svoboda at 312-732-8844)
      (For Forms after Primary Syndication call Jim Bartz at 312-732-1242)

                                    EXHIBIT B
                                 FORM OF OPINION

                                 April 25, 2003

To the Lenders Referred to Below and
Bank One, NA, as
  Administrative Agent
1 Bank One Plaza
Chicago, Illinois  60670

Dear Sirs:

                  I am an Assistant General Counsel of Metropolitan Life Insurance Company (the "Company"), a New York stock life insurance company, and in such capacity have represented the Company, MetLife, Inc. ("MetLife"), a Delaware corporation, and MetLife Funding, Inc., a Delaware corporation ("Funding" and together with the Company and MetLife, the "Borrowers"), in connection with the Credit Agreement dated as of April 25, 2003 (the "Credit Agreement"), among the Borrowers, the lenders named therein and Bank One, NA, as Administrative Agent, providing for loans to be made by said lenders to the Borrowers in an aggregate principal amount not to exceed $1,000,000,000. Terms defined in the Credit Agreement are used herein with the same meanings. This opinion is being delivered pursuant to Section 4.1(e) of the Credit Agreement.

                  In rendering the opinions expressed below, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

                  In my examination, I have assumed the authenticity of all documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies. When relevant facts were not independently established, I have relied upon statements of governmental officials and upon representations made in or pursuant to the Credit Agreement.

                  In rendering the opinions expressed below, I have assumed, with respect to the Credit Agreement, that (except, to the extent expressly set forth in the opinions below, as to the Borrowers):

                  (i) it has been duly authorized by, has been duly executed and delivered by, and constitutes the legal, valid and binding and enforceable obligations of, all of the parties thereto;

                  (ii)     all signatories thereto have been duly authorized;
         and

                  (iii) all of the parties thereto are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the Credit Agreement.

                  Upon the basis of the foregoing, I am of the opinion that:

                  1. (a) MetLife is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (b) the Company is a stock life insurance company duly organized, validly existing and in good standing under the laws of New York; (c) Funding is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (d) each of the Borrowers has all requisite corporate power and authority to carry on its business as now conducted; and (e) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, MetLife and each of its Material Subsidiaries is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                  2. The Transactions are within each Borrower's corporate powers and have been duly authorized by all necessary corporate action. The Credit Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

                  3. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Borrower or any order of any Governmental Authority, and (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Borrower or its assets, or give rise to a right thereunder to require any payment to be made by any Borrower.

                  4. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to my knowledge, threatened against or affecting MetLife or any of its Material Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change (other than the Disclosed Matters) or (b) that involve the Credit Agreement or the Transactions.

                  5. Neither MetLife nor any of its Material Subsidiaries (other than Funding) is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, and Funding is an "investment company" as defined in such Act that is exempt from the requirements of such Act. Neither MetLife nor any of its

         Material Subsidiaries is a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  6. The Support Agreement was duly authorized by all necessary corporate action of the Company and Funding. The Support Agreement has been duly executed and delivered by each of the Company and Funding and constitutes a legal, valid and binding obligation of each of the Company and Funding, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

                  The foregoing opinions are subject to the following comments and qualifications:

                  (A) The enforceability of Section 10.3 of the Credit Agreement may be limited by laws or public policy limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction.

                  (B) The enforceability of provisions of the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

                  (C) I express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lenders may impose, (ii) the last sentence of Section 2.16(c) of the Credit Agreement, and (iii) the first sentence of Section 10.8(b) of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of United States Federal Courts sitting in New York, New York to adjudicate any controversy related to the Credit Agreement.

                  The foregoing opinions are limited to matters involving the Federal laws of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware, and I do not express any opinion as to the laws of any other jurisdiction.

                  This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in the Loans) without my prior written consent.

                                Very truly yours,

                                    EXHIBIT C
                             FORM OF PROMISSORY NOTE

$_______________                                             ____________, 20___

         The undersigned, for value received, promises to pay to ________________________ (the "Lender"), ________________________ and 00/100
Dollars ($___________) or, if less, the aggregate unpaid amount of all Loans made by the Lender to the undersigned pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.

         The undersigned further promises to pay interest on the unpaid principal amount of each Loan made by the Lender to the undersigned from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

         This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of April 25, 2003 (as amended or otherwise modified from time to time, the "Credit Agreement"; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among MetLife, Inc., Metropolitan Life Insurance Company, MetLife Funding, Inc., the Lenders named therein and Bank One, NA, as Administrative Agent for the Lenders, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

         This Note is made under and governed by the laws of the State of New York, applicable to contracts made and to be performed entirely within such State.

                                             ____________________________

                                             By: _______________________________
                                             Name: _____________________________
                                             Title: ____________________________

              Schedule attached to Note dated _______________, 20__
               of __________________ payable to _________________

                     Date and           Date and        Interest             Unpaid
                     Amount of          Amount of       Period/Maturity      Principal        Notation
Class of Loan        Loan               Repayment       Date                 Balance          Made by

                               1. EURODOLLAR LOANS

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                                  2. ABR LOANS

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                               3. FIXED RATE LOANS

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

                                      C-2